CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                         FOR PROFIT NEVADA CORPORATIONS
           (Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)
                              Remit in Duplicate

1.  Name of corporation:   Bargain Products, Inc.

2.  The articles have been amended as follows:

    NAME CHANGE FROM BARGAIN PRODUCTS, INC, TO BLINI HUT, INC.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is:

   OVER 50%

4.  Signatures:

    By: /s/Mont E. Tanner
   _______________________
    President

State of:  NEVADA
County of: CLARK
This instrument was acknowledged before me on 5/18/1999 by
Mont Tanner
as President
as designated to sign this certificate
of BARGAIN PRODUCTS, INC.

By: /s/Max C. Tanner
--------------------
Notary Public

Note: If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regarkless of limitation or restriction on the voting power thereof.